Exhibit (21)
VULCAN MATERIALS COMPANY
SUBSIDIARIES
As of December 31, 2005
(Active Subsidiaries Only)

	State or Other	% Owned
	Jurisdiction of	Directly
	Incorporation	or Indirectly
Entity	or Organization	by Vulcan
Subsidiaries:
Atlantic Granite Company	South Carolina	66-2/3
Azusa Rock, Inc.	California	100
BHJ Chemical Company, LLC	Delaware	100
Calizas Industriales del Carmen, S.A. de C.V.	Mexico	100
CalMat Co.	Delaware	100
CalMat Leasing Co.	Arizona	100
MedTex Lands, Inc.	Texas	100
Nolichuckey Sand Co., Inc.	Tennessee	100
Palomar Transit Mix Co.	California	100
Rancho Piedra Caliza, S.A. de C.V.	Mexico	100
Rapica Servicios Tecnicos Y Administrativos, S.A. de C.V.	Mexico	100
RECO Transportation, LLC	Delaware	100
Servicios Integrales, Gestoria Y Administracion, S.A. de C.V.	Mexico	100
Soportes Tecnicos Y Administrativos, S.A. de C.V.	Mexico	100
Southwest Gulf Railroad Company	Texas	95
Statewide Transport, Inc.	Texas	100
Triangle Rock Products, Inc.	California	100
Vulcan Aggregates Company, LLC	Delaware	100
Vulcan Chemicals Investments, LLC	Delaware	100
Vulcan Chloralkali, LLC	Delaware	100
Vulcan Construction Materials, LLC	Delaware	100
Vulcan Construction Materials, LP	Delaware	100
Vulcan Gulf Coast Materials, Inc.	New Jersey	100
Vulcan Gulf Coast Materials, LLC	North Carolina	100
Vulcan Lands, Inc.	New Jersey	100
Vulcan Performance Chemicals, Ltd.	British Columbia	100
Vulica Shipping Company, Limited	Bahamas	100
Wanatah Trucking Co., Inc.	Indiana	100